EXHIBIT 10.2	CAI International, Inc. Steuart Tower 1 Market Plaza, Suite 900 San Francisco, CA 94105 Tel: 415-788-0100 Fax: 415-788-3430 www.capps.com NYSE: CAP

April 13, 2011

Timothy Page
5516 Aspen Street
Houston, TX 77081

Dear Timothy:

On behalf of CAI International, Inc., (“the Company”), I am pleased to offer you the position of Chief Financial Officer. The purpose of this letter is to set forth the terms of this offer.

1.
As the Company’s Chief Financial Officer, you shall be responsible for the relations of the Company with financial institutions, including lenders, lessors and owners of equipment managed by the Company and for the Company's financial reporting.  You shall report directly to the Chief Executive Officer of the Company, and shall also be responsible for any other duties which the Chief Executive Officer may specify; provided that such duties are consistent with your position as an executive officer of the Company. You shall perform and discharge well and faithfully your duties and shall devote your full business efforts and time to the Company.

2.
During your employment with the Company, the Company agrees to pay you as compensation for your services, effective May ____, 2011 (the "Effective Date"), an annual base salary ("Base Salary") of $350,000 payable on semi-monthly basis in accordance with the Company’s standard payroll procedures. Subject to approval by the Company’s Board of Directors, you may also be eligible for an annual bonus targeted to 40% of your Base Salary. Such actual amount will be determined based on your performance during the year and the Company’s financial performance.

3.
Notwithstanding the above, for the Company's 2011 calendar year, you will receive a minimum guaranteed bonus of 40% of your Base Salary prorated according to your time of service with the Company during 2011. The bonus shall be payable in the first quarter of 2012, at the time of payment of the other bonuses to the Company's officers.  The bonus is contingent on your status as an employee in good standing of the Company as of December 31, 2011.

4.
We will pay for the reasonable relocation expenses for your move from Texas to the San Francisco Bay Area, and such amount shall be mutually agreed between you and the Company. Relocation expenses will consist of travel expenses to the Bay Area for you and your family, cost of termination of your home lease in Texas, physical moving expenses contracted with moving company, cost of a relocation consultant, as well as reimbursement for up to three months of reasonable temporary housing expense while you find permanent housing in the San Francisco Bay Area and your travel to and from Texas during such 3-month period. We understand that you will endeavor to locate permanent housing as soon as practicable.

5.
We will recommend to the Board of Directors of the Company that, at the next Board meeting, you be granted an incentive stock option entitling you to purchase up to 30,000 shares of Common Stock of the Company at its then fair market value.  Such options shall be subject to the terms and conditions of the Company's Stock Option Agreement, including customary vesting requirements.

6.
During the term of your employment, you shall be eligible to participate in the employee benefit plans and executive compensation programs made available by the Company to its executive officers generally, including (without limitation) any of the following plans if and when adopted and made available by the Board of Directors: retirement plans, savings plans, deferred compensation plans, life, disability, health, accident and other insurance programs, paid vacations (based on 16 paid vacation days per year), and similar plans or programs subject in each case to the generally applicable terms and conditions of the plan in question and to the determination of any committee administering such plan or program. The Company is under no obligation to maintain any such plans, and such plans may be modified from time to time.

7.
In the event your employment is terminated by the Company without cause within 18 months from the Effective Date the Company shall pay you a lump sum amount equal to one hundred percent (100%) of your Base Salary for the nine (9) months immediately preceding the date of employment termination, and such payment to be made within thirty (30) days after the date on which your employment with the Company terminates.

8.
If the Company undergoes a Change in Control within a period of two years following the Effective Date and you are terminated by the Company without cause following such Change in Control, the Company shall pay you a lump sum amount equal to one hundred percent (100%) of your Base Salary for the twelve (12) months immediately preceding the date of employment termination, and such payment to be made within thirty (30) days after the date on which your employment with the Company terminates. However, you will be entitled to no severance pursuant to this Section 8 if you continue to be employed by the Company, a successor to the Company or an affiliate of the Company, twenty-four (24) months after the closing of the Change in Control.

9.
For purpose of Section 8 above, "Change in Control" shall mean any of the following transactions: (i) a merger or consolidation of the Company with or into any other company or other entity (other than for the sole purpose of changing the Company's state of incorporation); (ii) a sale in one transaction or a series of transactions undertaken with a common purpose of all or a controlling portion of the Company's outstanding voting securities or such amount of the Company's outstanding voting securities as would enable the purchaser to obtain the right to appoint a majority of the Company's Board of Directors; or (iii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of selling all or substantially all of the Company's assets; provided, however, a private sale of stock beneficially owned by Hiromitsu Ogawa, his spouse or his children shall not constitute a Change in Control unless (after giving effect thereto) a single party (or group of related parties) obtains control of the Company as a result of such transaction.

10.
On the Effective Date, the Company will pay you a signing bonus in the total amount $25,000, which shall be fully refundable to the Company in the event of your resignation or your termination for cause by the Company within 12 months from the Effective Date.

11.	The Company will provide you with a parking space near the Company's place of business in San Francisco.

12.
The Company will reimburse you for the premium due under your former employer’s group health plan in accordance with Section 4980B(f) of the Code ("COBRA") for which you, your spouse and dependent children (as applicable) are eligible during the period beginning on the Effective Date and ending on the date you, your spouse and dependent children (as applicable) become eligible to participate in the Company’s group health plan.

13.	The severance provisions under Sections 7, 8, 9, 10, 11 and 12 shall be valid for 24 months as from Effective Date.

14.
You will be required to abide by the Company’s Personnel Policies Manual dated March 1, 2006, as amended from time to time. You are specifically required as part of this offer letter to sign an acknowledgment that you have read and understand the Company’s Code of Business Conduct and Ethics.

15.
Further, by accepting this offer, you agree that you will not bring with you to the Company, or use in any way during your employment with the Company, any confidential information, trade secrets or proprietary materials or processes of any former employer, company or individual for whom you have performed services. By accepting this offer, you also agree that during the term of employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

16.
The Company looks forward to a beneficial relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

17.
In compliance with the Federal Immigration Reform and Control Act, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of the Effective Date, or our employment relationship with you at any time may be terminated as required by law.

18.
By accepting this offer, you acknowledge and agree that this document represents the definitive offer by the Company with regard to your employment and that it supersedes any other agreement, either oral or written, relating to your employment with the Company. Any modification to the terms of this offer must be evidenced by an appropriately executed written agreement between you and a Company Officer in order to become binding on the Company.

19.	The validity, interpretation, construction and performance of this offer letter shall be governed by the laws of the State of California.

Please note that our offer is contingent upon a successful clearance of a background check, references and your written acceptance of the Company’s Code of Business Conduct and Ethics. This offer will remain open until April 14, 2011. Acceptance of this offer should be acknowledged by signing both originals and returning one original to me. Let me indicate how pleased we all are to extend this offer, and how much we look forward to working together.

Sincerely,

/s/ Masaaki Nishibori
Chief Executive Officer

Agreed to and Accepted:
Signature /s/ Timothy Page

Printed Name:_Timothy Page	Date April 14, 2011